Exhibit 99.1

HOOKIPA Announces Changes to its Board of Directors –
Resignation of Sander van Deventer

New York, US and Vienna, Austria, June 19, 2020 - HOOKIPA Pharma Inc. (NASDAQ: HOOK, ‘HOOKIPA’), a company developing a new class of immunotherapeutics targeting infectious diseases and cancers based on its proprietary arenavirus platform, today announced that Dr. Sander van Deventer has resigned as a Non-Executive Director of the Company’s Board of Directors and Audit Committee.

Sander van Deventer, who joined the Board of Directors in 2011, will continue to serve as a member of HOOKIPA’s Scientific Advisory & Review Committee.

Dr. Jan van de Winkel, Chairman of the Board of Directors at HOOKIPA, said: “On behalf of my fellow Board members and HOOKIPA's executive team, I would like to thank Sander for his major contributions to building our company. His extensive experience and creative insights played an important part in our development and he leaves with our very best wishes for the future.”

HOOKIPA’s Board of Directors will now consist of 8 members, including Dr. Jan van de Winkel as Chairman, Michael A. Kelly, Dr. David R. Kaufman, Dr. Christoph Lengauer, Julie O’Neill, Graziano Seghezzi, Joern Aldag, and Reinhard Kandera.

About HOOKIPA

HOOKIPA Pharma Inc. (NASDAQ: HOOK) is a clinical stage biopharmaceutical company developing a new class of immunotherapeutics targeting infectious diseases and cancers based on its proprietary arenavirus platform that is designed to reprogram the body’s immune system.

HOOKIPA’s proprietary arenavirus-based technologies, VaxWave®, a replication-deficient viral vector, and TheraT®, a replication-attenuated viral vector, are designed to induce robust antigen specific CD8+ T cells and pathogen-neutralizing antibodies. Both technologies are designed to allow for repeat administration to augment and refresh immune responses. TheraT® has the potential to induce CD8+ T cell response levels previously not achieved by other immuno-therapy approaches. HOOKIPA’s “off-the-shelf” viral vectors target dendritic cells in vivo to activate the immune system.

HOOKIPA’s VaxWave®-based prophylactic Cytomegalovirus (CMV) vaccine candidate is currently in a Phase 2 clinical trial in CMV-negative patients awaiting kidney transplantation from living CMV-positive donors as well as CMV-positive patients awaiting kidney transplantation from CMV-positive or -negative donors. To expand its infectious disease portfolio, HOOKIPA has entered into a collaboration and licensing agreement with Gilead Sciences, Inc. to jointly research and develop functional cures for HIV and chronic Hepatitis B infections.

In addition, HOOKIPA is building a proprietary immuno-oncology pipeline by targeting virally mediated cancer antigens, self-antigens and next-generation antigens. The TheraT® based lead oncology product candidates, HB-201 and HB-202, are in development for the treatment of Human Papilloma Virus 16-positive cancers. The Phase 1/2 clinical trial for HB-201 was initiated in December 2019. The HB-202 IND application was cleared by the FDA in June 2020.

Find out more about HOOKIPA online at www.hookipapharma.com.

For further information, please contact:

Media	Investors
Nina Waibel	Matt Beck
Senior Director - Communications	Executive Director - Investor Relations
nina.waibel@hookipapharma.com	matthew.beck@hookipapharma.com

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